Exhibit 99.1

Matthew Skelly

Investor Relations

(215) 832-4120

(215) 561-5692 (fax)

Atlas Pipeline Partners, L.P. Enters Definitive Agreement to Sell Elk City

System for $682 Million to Enbridge Energy Partners, L.P.

•	Transaction will eliminate virtually all senior secured debt and significantly deleverages Atlas Pipeline’s balance sheet

•	Resulting liquidity will allow the Partnership to reinstate distributions to unitholders

•	Financial flexibility will allow Atlas Pipeline to participate in the sharp growth of its Marcellus Shale gathering venture

•

2011 EBITDA pro forma for the transaction is anticipated to be between $160 million and $200 million for The Partnership, with expected organic growth providing for 2014 EBITDA of greater than $350 million

Atlas Pipeline to host Conference Call at 11:00 AM ET on Wednesday, July 28, 2010 to discuss the transaction

Philadelphia, PA – July 28, 2010 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) announced it has entered into a definitive agreement to sell its Elk City facilities (“Elk City system”) to Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge”) for $682 million in cash, subject to working capital adjustments. Upon completion of the transaction, Atlas Pipeline will pay-off its $422 million secured term loan and repay approximately $250 million of its revolving credit facility, leaving an anticipated $340 million of liquidity under this line and an outstanding balance of approximately $40 million. The transaction is expected to close in the third or fourth quarter of 2010.

“Over the past several quarters, APL’s management team has communicated that it was evaluating strategies that would improve the Partnership’s balance sheet, grow its strategic asset base, and allow for the resumption of distributions to our unitholders. We believe this transaction accomplishes all those objectives and provides a balanced approach to debt reduction. The transaction provides significant upside for growth, particularly in our Laurel Mountain Midstream asset in the Marcellus Shale,” stated Eugene Dubay, the Partnership’s Chief Executive Officer.

“In addition, we have reduced our commercial risk; and positioned our business to capitalize on fresh strategic and accretive growth projects going forward. Further, we will have established a sound financial approach regarding our unit distribution. Based on a successful close of the transaction and our current projections, we expect to resume distributions in the fourth quarter of 2010,” added Dubay.

Upon completion of the transaction, and based on current commodity prices, the Partnership believes it can achieve EBITDA between $160 million and $200 million in 2011; or distributable cash flow between $1.80 and $2.60 per unit. Further, based on considerable organic growth opportunities, Atlas Pipeline believes it can significantly grow its EBITDA over the next several years in excess of $350 million in 2014.

Closing of the transaction is subject to traditional closing conditions and adjustments, including clearance compliance under the Hart-Scott-Rodino Act.

Atlas Pipeline was advised by Wells Fargo Securities, LLC and Citi.

Interested parties are invited to access the live webcast as well as the audio replay of an investor call with management regarding the Partnership’s Elk City transaction on Wednesday, July 28, 2010 at 11:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com.

Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages a natural gas gathering system focused on the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachian and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. We do not undertake any duty to update any forward-looking statement except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.